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                                                                   EXHIBIT 5.1

                         [SERV-TECH, INC. LETTERHEAD]


October 31, 1995


Serv-Tech, Inc.
5200 Cedar Crest Boulevard
Houston, TX 77087


Gentlemen:

In my capacity as Vice President, General Counsel and Secretary of Serv-Tech, Inc., a Texas corporation (the "Company"), I have acted as counsel to the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering and sale of up to 200,000 shares of the Company's common stock, par value $.50 per share (the "Common Stock"), from time to time to the trustees of the Serv-Tech, Inc. Consolidated Retirement Savings 401(k) Plan (the
"Plan") pursuant to the provisions of the Plan.

In such capacity I have examined documents of the Company, including its Restated Articles of Incorporation, its By-Laws, as amended, and resolutions adopted by its board of directors and committees thereof. I have also examined the Registration Statement, together with the exhibits thereto, and such other documents which I have deemed necessary for the purposes of expressing the opinion contained herein.

Based upon the foregoing, I am of the opinion that the Common stock issued from time to time to the trustees of the Plan pursuant to the provisions of the Plan for a consideration at least equal to the par value of such Common Stock will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Sincerely,

/s/ FRANK PERRONE